UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011

NOBLE CORPORATION
 (Exact name of registrant as specified in its charter)

Switzerland	000-53604	98-0619597
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dorfstrasse 19A Baar, Switzerland	6340
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 41 (41) 761-65-55

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2011, the Board of Directors of Noble Corporation, a Swiss company (the “Company”), designated Dennis J. Lubojacky as principal financial officer and principal accounting officer of the Company. This designation was made by the Board in connection with the previously announced departure of Thomas L. Mitchell, the Company’s former Chief Financial Officer.

Mr. Lubojacky, age 58, currently serves as Vice President and Controller of a subsidiary of the Company and has held that position since July 2007. He has also served as Vice President and Chief Financial Officer of Noble Corporation, a Cayman Islands company and wholly-owned subsidiary of the Company, since February 2010. Prior to his joining the Company, he served as Controller and Chief Accounting Officer of TODCO, a public contract oil and gas drilling company, from April 2006 to June 2007. He has served in various accounting and financial positions in the contract drilling, energy and marine industries since 1975. Mr. Lubojacky is also a Certified Public Accountant.

There is no arrangement or understanding between Mr. Lubojacky and any other person pursuant to which Mr. Lubojacky was appointed to this position. There is no family relationship between Mr. Lubojacky and any director or executive officer of the Company. There are no transactions in which Mr. Lubojacky has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company is in the process of identifying a candidate to serve in the position of Chief Financial Officer. Mr. Lubojacky is expected to serve the role of principal financial officer and principal accounting officer of the Company until the appointment of a new Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Noble Corporation, a Swiss corporation

Date: November 1, 2011

By: /s/ Julie J. Robertson
Julie J. Robertson
Executive Vice President and Corporate Secretary